Exhibit 99.1

May 1, 2014

IDACORP, Inc. Announces First Quarter 2014 Results, Maintains 2014 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) reported first quarter 2014 net income attributable to IDACORP of $27.4 million, or $0.55 per diluted share, compared to $35.2 million, or $0.70 per diluted share, in the first quarter of 2013. Idaho Power Company, IDACORP's principal subsidiary, reported first quarter 2014 net income of $27.9 million compared to $34.0 million in the first quarter of 2013.

IDACORP is maintaining its 2014 full year earnings guidance in the range of $3.40 to $3.55 per diluted share.

“Our solid first quarter results were in line with our expectations as our service area experienced more normal weather conditions," said IDACORP President and Chief Executive Officer Darrel T. Anderson. “Abnormally cold temperatures in 2013 drove usage higher while milder temperatures this year resulted in closer to normal average customer use.

"After considering our first quarter earnings, we are maintaining our 2014 annual earnings guidance range and continue to expect to use less than $5 million of additional amortization of accumulated deferred investment tax credits to achieve these results,” said Anderson.

Performance Summary

A summary of financial highlights for the quarters ended March 31, 2014 and 2013, is as follows (in thousands except per share amounts):

	Three months ended March 31,
	2014	2013
Idaho Power net income	$27,900	$34,046
Net income attributable to IDACORP, Inc.	$27,404	$35,194
Average outstanding shares – diluted (000’s)	50,175	50,064
IDACORP, Inc. earnings per diluted share	$0.55	$0.70

The table below provides a reconciliation of net income attributable to IDACORP for the three-month period ended March 31, 2014 to the same period in 2013 (items are in millions and are before tax unless otherwise noted):

Net income attributable to IDACORP, Inc. - March 31, 2013(1)		$35.2
Change in Idaho Power net income:
Decreased sales volumes and rates attributable to usage per customer, net of associated power supply costs and PCA mechanism impacts	(12.7)
Increased sales volumes attributable to customer growth, net of associated power supply costs and PCA mechanism impacts	1.8
Other changes in operating revenues and expenses, net	0.1
Decrease in Idaho Power operating income	(10.8)
Changes in other non-operating income and expenses	0.2
Additional amortization of accumulated deferred investment tax credits (ADITC)	1.0
Decrease in income tax expense	3.5
Total decrease in Idaho Power net income		(6.1)
Other changes (net of tax)		(1.7)
Net income attributable to IDACORP, Inc. - March 31, 2014		$27.4
(1) IDACORP's 2013 results reflect the retrospective adoption of Accounting Standards Update No. 2014-01, which increased earnings for the first quarter of 2013 by $1.7 million as compared to what had been recorded for that period under the previous method of accounting.

IDACORP's net income decreased $7.8 million for the first quarter of 2014 when compared to the same period in the prior year. Idaho Power’s operating income decreased by $10.8 million as lower overall usage per customer and the related impact on tiered billing rates drove operating income down by a combined $12.7 million when compared to the same period in 2013. Abnormally cold temperatures caused many residential customers using electric heating systems to reach higher rate tiers during the first quarter of 2013, while relatively mild temperatures throughout the first quarter of 2014 resulted in lower use and caused fewer customers to reach the higher rate tiers. Heating degree days in the first quarter of 2013 were about 14 percent above normal, while weather conditions during the first three months of 2014 led to slightly below normal heating degree days. Growth in the number of customers, and associated increased sales volumes partially offset the usage decreases and increased operating income by $1.8 million for the quarter compared to the first quarter of 2013.

The $10.8 million decrease in Idaho Power's operating income was offset in part by $3.5 million of lower income tax expense resulting from lower Idaho Power pre-tax income. In addition, Idaho Power recorded approximately $1.0 million of additional ADITC amortization during the first quarter of 2014, while no additional ADITC amortization was recorded during the same period in the prior year.

Key Operating and Financial Metric Estimates for Full-Year 2014

As of the date of this report, IDACORP’s and Idaho Power’s estimates for 2014 are as follows (in millions, except per share amounts):

2014 Estimates
	Current(1)	Previous(2)
Idaho Power Operating & Maintenance Expense	No Change	$335-$345
Idaho Power Additional Amortization of ADITC	No Change	Less than $5
Idaho Power Capital Expenditures, excluding AFUDC	No Change	$280-$295
Idaho Power Hydroelectric Generation (MWh)(3)	5.5-7.5	5.0-7.0
IDACORP Earnings Guidance (per share)	No change	$3.40-$3.55
(1) As of May 1, 2014.
(2) As of February 20, 2014, the date of filing of IDACORP's and Idaho Power's Annual Report on Form 10-K for the year ended December 31, 2013.
(3) Based on reservoir storage levels and forecasted weather conditions as of the date of this report.

More detailed financial information is provided in IDACORP's Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live Web cast, or by calling (617) 399-5130 for listen-only mode. The passcode is 46643857. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/financials/confcalls.cfm. A replay of the conference call will be available on the IDACORP Web site for a period of 12 months.

Background Information

IDACORP, Inc. (NYSE: IDA) is based in Boise, Idaho and was formed in 1998 as a holding company. IDACORP subsidiaries include: Idaho Power, a regulated electric utility; IDACORP Financial, an investor in affordable housing projects and real estate; and Ida-West Energy, an operator of small hydroelectric projects. IDACORP's origins lie with Idaho Power and operations beginning in 1916. Today, Idaho Power employs approximately 2,000 people who serve more than 509,000 customers throughout a 24,000-square-mile area in southern Idaho and eastern Oregon. To learn more, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) Idaho Power's rate design and the effect of regulatory decisions by state public utility commissions and federal regulators affecting Idaho Power's ability to recover costs and earn a return; (b) changes in customer growth rates, loss of significant customers, and related changes in loads; (c) the impacts of changes in economic conditions, including on customer demand; (d) unseasonable or severe weather conditions, wildfires, droughts, and other natural phenomena, which affect customer demand, hydroelectric generation levels, infrastructure repair costs, and fuel costs; (e) advancement of new technologies that reduce loads; (f) adoption of or changes in, and costs of compliance with, laws, regulations, and policies, including those relating to the environment, and the ability to obtain and comply with governmental authorizations; (g) variable hydrological conditions and over-appropriation of surface and groundwater and the impact on generation from hydroelectric facilities; (h) the ability to purchase fuel and power from suppliers on reasonable terms; (i) accidents, fires, explosions, and mechanical breakdowns that may occur while operating and maintaining an electric system, and disruptions and outages of generation and transmission systems or the western interconnected transmission system; (j) the ability to obtain debt and equity financing when necessary and on reasonable terms; (k) reductions in credit ratings and potential reduction in liquidity; (l) the ability to buy and sell power, transmission capacity, and fuel in the markets and the availability to enter into, and success or failure of, financial and physical commodity hedges; (m) changes in or implementation of mandatory reliability, security, and other requirements; (n) costs and operational challenges of integrating an increasing volume of mandated purchased intermittent power; (o) the magnitude of future benefit plan funding obligations; (p) the ability and willingness of the companies' boards of directors to continue to pay dividends, and contractual and regulatory restrictions on those dividends; (q) changes in tax laws and the availability of tax credits; (r) employee workforce factors, including potential unionization of all or part of the companies' workforce and the impacts of an aging workforce; (s) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the companies from cyber attacks, terrorist incidents, or the threat of terrorist incidents, and acts of war; (t) unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs, and (u) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Part I, Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Lawrence F. Spencer	Stephanie McCurdy
Director of Investor Relations	Corporate Communications
Phone: (208) 388-2664	Phone: (208) 388-6973
LSpencer@idacorpinc.com	SMcCurdy@idahopower.com

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